Hyliion Holdings Corp.
Form of Performance RSU Award Grant Notice
(2020 Equity Incentive Plan)
Hyliion Holdings Corp. (the “Company”) has awarded to you (the “Participant”) the number of performance-based restricted stock units (“PSUs”) specified and on the terms set forth below in consideration of your services (the “PSU Award”). Your PSU Award is subject to all of the terms and conditions as set forth herein and in the Company’s 2020 Equity Incentive Plan (the “Plan”) and the Award Agreement (the “Agreement”), which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.
Participant:

Date of Grant:

Target Number of PSUs for Each Performance Period
(the “Target PSUs”):

Performance Periods
(each annual period, a “Performance Period”): [January 1, 2021-December 31, 2021; January 1, 2022-December 31, 2022; January 1, 2023-December 31, 2023; and January 1, 2024-December 31, 2024]
Total Number of Target PSUs for all Performance Periods: ______________________

Vesting: For the purpose of this PSU Award Agreement, each of the Initial Determination Date (as defined below) and the first, second and third anniversaries of the Initial Determination Date shall be deemed a vesting date, and each period from the grant date to the Initial Determination Date or from any vesting date to the next vesting date shall be deemed a vesting period.
(i) Upon the achievement of the applicable Performance Goals for the first Performance Period (i.e., January 1, 2021-December 31, 2021) as determined by the Board or the Compensation Committee, in its sole but reasonable discretion, one-fourth (1/4) of the Target PSUs for this Performance Period will vest upon the date of such determination for this Performance Period (the “Initial Determination Date”) and upon each of the three anniversaries of the Initial Determination Date thereafter, provided that the Participant remains in Continuous Service from the grant date through an applicable vesting date for vesting to occur on such vesting date.
(ii) Upon the achievement of the applicable Performance Goals for the second Performance Period (i.e., January 1, 2022-December 31, 2022) as determined by the Board or the Compensation Committee on or prior to the first anniversary of the Initial Determination Date, in its sole but reasonable discretion, one-third (1/3) of the Target PSUs for this Performance Period will vest upon each of the first, second and third anniversaries of the Initial Determination Date, provided that the Participant remains in Continuous Service from the grant date through an applicable vesting date for vesting to occur on such vesting date.
(iii) Upon the achievement of the applicable Performance Goals for the third Performance Period (i.e., January 1, 2023-December 31, 2023) as determined by the Board or the Compensation Committee on or prior to the second anniversary of the Initial Determination Date, in its sole but reasonable discretion, one-half (1/2) of the Target PSUs for this Performance Period will vest upon each of the second and third anniversaries of the Initial Determination Date, provided that the Participant remains in Continuous Service from the grant date through an applicable vesting date for vesting to occur on such vesting date.
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(iv) Upon the achievement of the applicable Performance Goals for the fourth Performance Period (i.e., January 1, 2024-December 31, 2024) as determined by the Board or the Compensation Committee on or prior to the third anniversary of the Initial Determination Date, in its sole but reasonable discretion, 100% of the Target PSUs for this Performance Period will vest upon the third anniversary of the Initial Determination Date, provided that the Participant remains in Continuous Service from the grant date through the vesting date for vesting to occur on such vesting date;
The Company may round up or down the number of Target PSUs allocated to each vesting period described above within each Performance Period by a single share, as long as that after such allocation the total number of Target PSUs added up for each Performance Period remain the same as the total number of Target PSUs for such Performance Period as indicated above next to “Target Number of PSUs for Each Performance Period”.
Performance Criteria and Performance Goals: The Performance Criteria and Performance Goals for each Performance Period are identified in Exhibit A to the Agreement (the “Performance Criteria” and “Performance Goals”).
Unless otherwise provided in the Agreement, the Participant must be in Continuous Service throughout a Performance Period to remain eligible for any rights or interests with respect to the Target PSUs for such Performance Period.
Settlement Date of Vested PSUs: As soon as practicable following each vesting date, but no later than March 15th of the calendar year following the calendar year in which each such vesting date occurs (the “Settlement Date”).
Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:
•The PSU Award is governed by this PSU Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (together, the “PSU Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.
•You have read and are familiar with the provisions of the Plan, the PSU Award Agreement and the Prospectus. In the event of any conflict between the provisions in the PSU Award Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.
•The PSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this PSU Award[, subject to Section 13 of the Agreement].1
1 To be inserted in agreements for Participants whose employment agreements with the Company provided for different vesting terms from those in this form PSU Award Agreement.
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Hyliion Holdings Corp. By: Signature Title: Date:	Participant: Signature Date:

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Hyliion Holdings Corp.
2020 Equity Incentive Plan

Form of Award Agreement (PSU Award)

As reflected by your PSU Award Grant Notice (“Grant Notice”), Hyliion Holdings Corp. (the “Company”) has granted you a PSU Award under its 2020 Equity Incentive Plan (the “Plan”) for the number of restricted stock units as indicated in your Grant Notice (the “PSU Award”). The terms of your PSU Award as specified in this Award Agreement for your PSU Award (the “Agreement”) and the Grant Notice constitute your “PSU Award Agreement”. Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.
The general terms applicable to your PSU Award are as follows:
1. Governing Plan Document. Your PSU Award is subject to all the provisions of the Plan. Your PSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the PSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.
2. Grant of the PSU Award. This PSU Award represents your right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the number of performance-based restricted stock units indicated in the Grant Notice subject to your satisfaction of the vesting conditions set forth therein (the “Performance Restricted Stock Units”). Any additional Performance Restricted Stock Units that become subject to the PSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 3 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Performance Restricted Stock Units covered by your PSU Award.
3. Dividends. You shall receive no benefit or adjustment to your PSU Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment as provided in the Plan; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with your PSU Award after such shares have been delivered to you.
4. Withholding Obligations.
(a) Regardless of any action taken by the Company or, if different, the Affiliate to which you provide Continuous Service (the “Service Recipient”) with respect to any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items associated with the grant or vesting of the PSU Award or sale of the underlying Common Stock or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax Liability”), you hereby acknowledge and agree that the Tax Liability is your ultimate responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and the Service Recipient (i) make no representations or undertakings regarding any Tax Liability in connection with any aspect of this PSU Award, including, but not limited to, the grant or vesting of the PSU Award, the issuance of Common Stock pursuant to such vesting, the subsequent sale of shares of Common Stock, and the payment of any dividends on the Common Stock; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSU Award to reduce or eliminate your Tax Liability or achieve a particular tax result. Further, if you are subject to Tax Liability in more than one jurisdiction, you acknowledge that the

Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax Liability in more than one jurisdiction.
(b) Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax Liability. As further provided in Section 8 of the Plan, you hereby authorize the Company and any applicable Service Recipient to satisfy any applicable withholding obligations with regard to the Tax Liability by any of the following means or by a combination of such means: (i) causing you to pay any portion of the Tax Liability in cash or cash equivalent in a form acceptable to the Company; (ii) withholding from any compensation otherwise payable to you by the Company or the Service Recipient; (iii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award; provided, however, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Company’s Compensation Committee; (iv) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares of Common Stock to be delivered in connection with your Performance Restricted Stock Units to satisfy the Tax Liability and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax Liability directly to the Company or the Service Recipient; and/or (v) any other method determined by the Company to be in compliance with Applicable Law. Furthermore, you agree to pay the Company or the Service Recipient any amount the Company or the Service Recipient may be required to withhold, collect, or pay as a result of your participation in the Plan or that cannot be satisfied by the means previously described. In the event it is determined that the amount of the Tax Liability was greater than the amount withheld by the Company and/or the Service Recipient (as applicable), you agree to indemnify and hold the Company and/or the Service Recipient (as applicable) harmless from any failure by the Company or the applicable Service Recipient to withhold the proper amount.
(c) The Company may withhold or account for your Tax Liability by considering statutory withholding amounts or other withholding rates applicable in your jurisdiction(s), including (i) maximum applicable rates in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash (whether from applicable tax authorities or the Company) and you will have no entitlement to the equivalent amount in Common Stock or (ii) minimum or such other applicable rates in your jurisdiction(s), in which case you may be solely responsible for paying any additional Tax Liability to the applicable tax authorities or to the Company and/or the Service Recipient. If the Tax Liability withholding obligation is satisfied by withholding shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested portion of the PSU Award, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying such Tax Liability.
(d) You acknowledge that you may not participate in the Plan and the Company shall have no obligation to deliver shares of Common Stock until you have fully satisfied the Tax Liability, as determined by the Company. Unless any withholding obligation for the Tax Liability is satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the PSU Award.
5. Date of Issuance.
(a) The issuance of shares in respect of the Performance Restricted Stock Units is intended to comply with U.S. Treasury Regulations Section 1.409A-3(a) and will be construed and administered in such a manner. Subject to the satisfaction of the Tax Liability withholding obligation, if any, on the Settlement Date, the Company shall, in full satisfaction of the PSUs granted hereby, issue to you one (1) share of Common Stock multiplied by the number of vested PSUs earned thereby, as determined by the Board or the Compensation Committee based on upon its determination of achievement of the Performance Goals, in whole shares of Common Stock, rounded down to the nearest whole share. Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.”
(b) If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:
(i) the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement”), and
(ii) either (1) a Tax Liability withholding obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Tax Liability withholding obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Tax Liability in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with U.S. Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of U.S. Treasury Regulations Section 1.409A-1(d).
6. Forfeiture.
(a)    If the Participant has a termination of employment prior to the next vesting date (the “Next Vesting Date”) for any reason, then except as provided in an employment agreement between the Company and the Participant then in effect, the Participant shall forfeit, and shall have no further rights or interest with respect to, any of the PSUs granted hereby to be vested on the Next Vesting Date or hereafter, with automatic and immediate effect as of the termination of employment date. Notwithstanding the foregoing, if the Participant’s employment is terminated by the Company without cause or due to the Participant’s death or disability (within the meaning of Code Section 409A), the Participant will receive a pro-rated PSU Award on the Settlement Date immediately after the Next Vesting Date, provided that the Performance Goals for the Performance Period(s) based on which certain Target PSUs will be vested on the Next Vesting Date are met as determined by the Board or the Company’s Compensation Committee, by multiplying the number of PSUs that would have vested on the Next Vesting Date had the Participant’s employment not terminated by a fraction, the numerator of which is the number of full and partial months of employment completed during the vesting period immediately prior to the Next Vesting Date, and the denominator of which is the number of total months during the vesting period immediately prior to the Next Vesting Date.

(b)    The PSU Award, and the Board or the Compensation Committee’s determination of the satisfaction of Performances Goals, shall be subject to adjustment by the Board or the Compensation Committee (i) as provided in the Plan, and (ii) in recognition of unusual or nonrecurring events affecting the Company or any Service Recipient, or the financial statements of the Company or any Service Recipient, or of changes in applicable laws, regulations or accounting principles, if the Board or the Compensation Committee determines that such adjustments are appropriate or necessary.
7. Transferability. Except as otherwise provided in the Plan, your PSU Award is not transferable, except by will or by the applicable laws of descent and distribution
8. Corporate Transaction. Your PSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.
9. No Liability for Taxes. As a condition to accepting the PSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the PSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the PSU Award and have either done so or knowingly and voluntarily declined to do so.
10. Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
11. Other Documents. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.
12. Questions. If you have questions regarding these or any other terms and conditions applicable to your PSU Award, including a summary of the applicable federal income tax consequences please see the Prospectus.
[13. Supersedes Previous Agreements. This PSU Award Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements (written or oral) and writings between the Company and the Participant with respect to the subject matter hereof including any prior commitment of the Company to issue an equal number of PSUs to the Participant in the Participant’s employment agreement. All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.]2

2 To be inserted in agreements for Participants whose employment agreements with the Company provided for different vesting terms from those in this form PSU Award Agreement.

EXHIBIT A
TO
PSU AWARD AGREEMENT
Performance Criteria and Performance Goals for the First Performance Period (January 1, 2021-December 31, 2021)3
Performance Criterion – Corporate Goals (100% Weighting):

Delivery of Hypertruck ERX System Demonstration Vehicles (40% Weighting):[4]
o o
Threshold Performance Goal (50% achievement): Delivery of three (3) demonstration vehicles incorporating the Company’s Hypertruck ERX to customers
Target Performance Goal (100% achievement): Delivery of five (5) demonstration vehicles incorporating the Company’s Hypertruck ERX to customers

Hybrid System Installations (30% Weighting): oThreshold Performance Goal (50% achievement): 70 Hybrid System installations oTarget Performance Goal (100% achievement): 100 Hybrid System installations
Securing Backlog of Binding Sales Orders for Hybrid System Units (30% Weighting):
o	Threshold Performance Goal (10% achievement): 20 units
o	Target Performance Goal (100% achievement): 200 units

3 Straight-line interpolation will be used to calculate achievement between threshold and target Performance Goals. The annual Performance Criteria and Performance Goals for each of the Second, Third and Fourth Performance Periods will be determined by the Board or the Compensation Committee during the 90 day period beginning January 1, 2022, January 1, 2023 and January 1, 2024 respectively.
4 Each delivered Hypertruck ERX System demonstration vehicle must satisfy the following requirements: (1) 500-mile range on one tank of fuel; (2) acceleration from 0-60 mph faster than 60 seconds (equivalent acceleration of a diesel truck); (3) achieving highway speed of 60 mph; and (4) achieving the above metrics when hauling 30K lbs of cargo.
EX-1